Exhibit 99.1
TARGA RESOURCES GP LLC
CONSOLIDATED BALANCE SHEET

September 30,
2008
(Unaudited)
(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$34,319
Receivables from third parties	63,692
Receivables from affiliated companies	43,683
Inventory	2,033
Assets from risk management activities	35,799
Other current assets	367

Total current assets	179,893

Property, plant and equipment, at cost	1,466,901
Accumulated depreciation	(229,429)

Property, plant and equipment, net	1,237,472
Debt issue costs	12,172
Long-term assets from risk management activities	22,091
Other assets	2,277

Total assets	$1,453,905

LIABILITIES AND MEMBER’S EQUITY

Current liabilities:
Accounts payable	$9,599
Accrued liabilities	126,797
Liabilities from risk management activities	12,888

Total current liabilities	149,284

Long-term debt	640,000
Long term liabilities from risk management activities	27,780
Deferred income taxes	3,885
Other long-term liabilities	3,522
Commitments and contingencies (Note 9)
Limited partners of Targa Resources Partners LP, including Parent	626,394
Member’s equity:
Member interest	4,265
Accumulated other comprehensive loss	(1,225)

Total member’s equity	3,040

Total liabilities and member’s equity	$1,453,905

See notes to consolidated balance sheet

Targa Resources GP LLC
Notes to Consolidated Balance Sheet
Note 1—Organization and Operations
     Targa Resources GP LLC is a Delaware single-member limited liability company, formed in October 2006 to own a 2% general partner interest in Targa Resources Partners LP (“Partnership”). Our primary business purpose is to manage the affairs and operations of the Partnership. We are an indirect wholly-owned subsidiary of Targa Resources, Inc. (“Targa”, or “Parent”). In this report, unless the context requires otherwise, references to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Targa Resources GP LLC and its consolidated subsidiaries, which include the Partnership and its consolidated subsidiaries. References to “TR GP” are intended to mean and include Targa Resources GP LLC, individually as the general partner of the Partnership, and not on a consolidated basis.
     The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas and natural gas liquids (“NGLs”) and fractionating and selling NGL products. The Partnership currently operates in the Fort Worth Basin/Bend Arch in North Texas, the Permian Basin in West Texas (the “SAOU system”) and in Southwest Louisiana.
Note 2—Basis of Presentation
     The unaudited consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, it does not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited consolidated balance sheet as of September 30, 2008 includes all adjustments, both normal and recurring, which are, in the opinion of management, necessary for a fair statement of our financial position as of September 30, 2008. All significant intercompany balances and transactions have been eliminated in consolidation. Transactions between us and other Targa operations have been identified in the unaudited consolidated balance sheet as transactions between affiliates (see Note 6). The unaudited consolidated balance sheet should be read in conjunction with our audited consolidated balance sheet and notes thereto as of December 31, 2007.
     We consolidate the accounts of the Partnership and its subsidiaries in accordance with Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights.” We have no independent operations and no material assets outside those of the Partnership. Notwithstanding our consolidation of the Partnership and its subsidiaries into our Consolidated Balance Sheet pursuant to EITF No. 04-5, we are not liable for, and our assets are not available to satisfy, the obligations of the Partnership and/or its subsidiaries.
     The caption “Limited partners of Targa Resources Partners LP, including Parent” on our September 30, 2008 consolidated balance sheet represents third-party and Targa ownership interests in the Partnership. The following table presents the components of this line item as of September 30, 2008 (in thousands):

Non-affiliate public unitholders	$726,122
Targa	(99,728)

$626,394

Note 3 — Accounting Pronouncements
Accounting Pronouncements Recently Adopted
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements.” SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The FASB partially deferred the effective date of SFAS 157 for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted SFAS 157 with respect to financial assets and liabilities that are recognized on a recurring basis on January 1, 2008. Although the adoption of SFAS 157 did not materially impact our financial condition, additional disclosure is required.
     SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.
     Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of our derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are either readily available in public markets or are quoted by counterparties to these contracts. In situations where we obtain inputs via quotes from our counterparties, we verify the reasonableness of these quotes via similar quotes from another source for each date for which financial statements are presented. We have consistently applied these valuation techniques and believe we have obtained the most accurate information available for the types of derivative contracts we hold. We have categorized the inputs for these contracts as Level 2 or Level 3. The price quotes for the Level 3 inputs are provided by a counterparty with whom we regularly transact business.
     The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2008. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivatives	$57,663	$—	$18,086	$39,577
Assets from interest rate derivatives	227	—	227	—

Total assets	$57,890	$—	$18,313	$39,577

Liabilities from commodity derivatives	$38,718	$—	$13,999	$24,719
Liabilities from interest rate derivatives	1,950	—	1,950	—

Total liabilities	$40,668	$—	$15,949	$24,719

     The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity
Derivatives
Contracts
(In thousands)
Balance, December 31, 2007	$(71,370)
Total gains or losses (realized/unrealized)
Included in loss on mark-to-market derivatives	(991)
Included in OCI	(571)
Included in Limited partners of Targa Resources Partners LP, including Parent	(27,982)
Purchases	2,866
Terminations	77,792
Settlements	35,114

Balance, September 30, 2008	$14,858

     No unrealized gains or losses were reported relating to assets and liabilities still held as of September 30, 2008.
     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115.” SFAS 159 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. Our adoption of SFAS 159 on January 1, 2008 did not have a material impact on our consolidated financial position.

Accounting Pronouncements Recently Issued
     In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133, “Derivative Instruments and Hedging Activities” and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is encouraged. Our adoption of SFAS 161 will not impact our consolidated financial position.
Note 4 — Partnership Equity and Distributions
     General. The partnership agreement requires that, within 45 days after the end of each quarter, the Partnership distribute all of its Available Cash to unitholders of record on the applicable record date, as determined by us.
     The following table shows the distributions we declared subsequent to December 31, 2007 and that the Partnership has made to unitholders during the nine months ended September 30, 2008:

		Distributions Paid / To Be Paid					Distributions
		Common	Subordinated	General Partner			per limited
Date Declared	Date Paid or To Be Paid	Units	Units	Incentive	2%	Total	partner unit
		(In thousands, except per unit amounts)
October 24, 2008	November 14, 2008(1)	$17,932	$5,966	$1,932	$527	$26,357	$0.51750
July 23, 2008	August 14, 2008	17,759	5,908	1,711	518	25,896	0.51250
April 23, 2008	May 15, 2008	14,467	4,813	208	398	19,886	0.41750
January 23, 2008	February 14, 2008	13,768	4,582	66	376	18,792	0.39750

(1)	Payable to unitholders of record on November 4, 2008, for the period from July 1, 2008 to September 30, 2008.
Note 5 — Member’s Equity
     At September 30, 2008, member’s equity consisted of the capital account of Targa GP Inc., an indirect wholly owned subsidiary of Targa and Targa GP Inc.’s proportionate share of the accumulated other comprehensive loss of the Partnership.
Note 6 — Related-Party Transactions
     Targa Resources, Inc.
     The Partnership is a party to various agreements with Targa, TR GP and others that address (i) the reimbursement to Targa for costs incurred on the Partnership’s behalf and indemnification matters, (ii) sales of certain NGLs and NGL products to Targa; and (iii) sales of natural gas to Targa. The net receivable from Targa as of September 30, 2008 was approximately $43.7 million.
     Other
     Commodity hedges. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) is an equity investor in the holding company that indirectly owns us. The Partnership has entered into various commodity swap derivative transactions with Merrill Lynch Commodities Inc. (“MLCI”), an affiliate of Merrill Lynch.
     The following table shows the Partnership’s open positions with MLCI as of September 30, 2008:

Period	Commodity	Daily Volumes		Average Price		Index
Oct 2008 — Dec 2008	Natural gas	3,847	MMBtu	$8.76	per MMBtu	IF-Waha
Oct 2008 — Dec 2008	Natural gas	879	MMBtu	7.50	per MMBtu	NY-HH
Jan 2009 — Dec 2009	Natural gas	3,556	MMBtu	8.07	per MMBtu	IF-Waha
Jan 2010 — Dec 2010	Natural gas	3,289	MMBtu	7.39	per MMBtu	IF-Waha
Apr 2010 — Jun 2010	Natural gas	330	MMBtu	8.25	per MMBtu	NY-HH
Oct 2008 — Dec 2008	NGL	3,175	Bbl	1.26	per gallon	OPIS-MB
Jan 2009 — Dec 2009	NGL	3,000	Bbl	1.18	per gallon	OPIS-MB
Oct 2008 — Dec 2008	Condensate	264	Bbl	72.66	per barrel	NY-WTI
Jan 2009 — Dec 2009	Condensate	202	Bbl	70.60	per barrel	NY-WTI
Jan 2010 — Dec 2010	Condensate	181	Bbl	69.28	per barrel	NY-WTI
     As of September 30, 2008, the fair value of these open positions was a liability of $1.9 million.
Note 7 — Long-Term Debt
     The Partnership’s outstanding borrowings, issued letters of credit and availability under its credit facility as of September 30, 2008 were:

September 30,
2008
(In thousands)
Senior notes, 8 1/4% fixed rate, due July 1, 2016	$250,000
Senior secured credit facility, variable rate, due February 14, 2012(1)	390,000

Total long-term debt	$640,000

Letters of credit issued	$34,700

Available borrowings under credit facility(1)	$425,300

(1)	In October 2008, Lehman Brothers Commercial Bank (“Lehman Bank”) a lender under the Partnership’s senior secured credit facility, defaulted on a borrowing request. As a result, we believe the availability under the Partnership’s senior secured credit facility has been effectively reduced by $9.5 million.
81/4% Senior Notes due 2016
     On June 18, 2008, the Partnership completed the private placement under Rule 144A and Regulation S of the Securities Act of 1933 (“Rule 144A”) of $250 million in aggregate principal amount of 81/4% senior notes due 2016 (the “Notes”). Proceeds from the Notes were used to repay borrowings under the Partnership’s senior secured credit facility.
     The Notes:
•	are the Partnership’s unsecured senior obligations;

•	rank pari passu in right of payment with the Partnership’s existing and future senior indebtedness, including indebtedness under the Partnership’s senior secured credit facility;

•	are senior in right of payment to any of the Partnership’s future subordinated indebtedness; and

•	are unconditionally guaranteed by the Partnership.
     The Notes are effectively subordinated to all secured indebtedness under the Partnership’s senior secured credit agreement, which is secured by substantially all of the Partnership’s assets, to the extent of the value of the collateral securing that indebtedness.
     Interest on the Notes accrues at the rate of 81/4% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2009. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.
     At any time prior to July 1, 2011, the Partnership may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings by the Partnership; at a redemption price of 108.25% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date provided that:

(1)	at least 65% of the aggregate principal amount of the Notes (excluding Notes held by the Partnership) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such equity offering.
     At any time prior to July 1, 2012, the Partnership may also redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the applicable premium as defined in the indenture agreement as of, and accrued and unpaid interest and liquidated damages, if any, to the date of redemption.
     On or after July 1, 2012, the Partnership may redeem all or a part of the Notes at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, on the Notes redeemed, if redeemed during the twelve-month period beginning on July 1 of each year indicated below:

Year	Percentage

2012	104.125%
2013	102.063%
2014 and thereafter	100.000%
     The Notes are subject to a registration rights agreement dated as of June 18, 2008. Under the registration rights agreement, the Partnership is required to file by June 19, 2009 a registration statement with respect to any Notes that are not freely transferable without volume restrictions by holders of the Notes that are not affiliates of the Partnership. If the Partnership fails to do so, additional interest will accrue on the principal amount of the Notes. Under EITF 00-19-2, “Accounting for Registration Payment Arrangements,” we have determined that the payment of additional interest is not probable, as that term is defined in SFAS 5, “Accounting for Contingencies.” As a result, the Partnership has not recorded a liability for any contingent obligation. Any subsequent accruals of a liability or payments made under this registration rights agreement will be charged to earnings as interest expense in the period they are recognized or paid.
Senior Secured Credit Facility
     Concurrent with the closing of the private placement of the Notes, the Partnership increased the commitments under its senior secured credit facility by $100 million, bringing the total commitments under its senior secured credit facility to $850 million. The Partnership may request additional commitments under its senior secured credit facility of up to $150 million, which would increase the total commitments under the senior secured credit facility to $1 billion. On October 16, 2008, the Partnership requested a $100 million funding under its senior secured credit facility. Lehman Bank, a lender under the Partnership’s senior secured credit facility, defaulted on its portion of the borrowing request resulting in an actual funding of $97.8 million. The proceeds from this borrowing are currently available to the Partnership as cash deposits. As a result of the default, we believe the availability under the Partnership’s senior secured credit facility has been effectively reduced by $9.5 million.
Note 8 — Derivative Instruments and Hedging Activities
     Our OCI balance consists of our proportionate share of the OCI of the Partnership. OCI attributable to the limited partners of the Partnership is included in the caption “Limited partners of Targa Resources Partners LP, including Parent”. As of September 30, 2008, our OCI comprised $1.2 million of unrealized net losses on commodity hedges and a $34,000 net unrealized loss on interest rate hedges.
     In May 2008 the Partnership entered into certain NGL derivative contracts with Lehman Brothers Commodity Services Inc., a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”). Due to Lehman’s bankruptcy filing, it is unlikely that the Partnership will receive full or partial payment of any amounts that may become owed to the Partnership under these contracts. Accordingly, the Partnership discontinued hedge accounting treatment for these contracts as of July 1, 2008. On October 22, 2008, the Partnership terminated the Lehman derivative contracts.
     During July 2008, the Partnership paid $87.4 million to terminate certain out-of-the-money natural gas and NGL commodity swaps. Prior to the terminations, these swaps were designated as hedges in accordance with SFAS 133, “Derivative Instruments and

Hedging Activities.” The Partnership also entered into new natural gas and NGL commodity swaps at then current market prices that match the production volumes of the terminated swaps through 2010.
     As of September 30, 2008, the Partnership had the following hedge arrangements which will settle during the years ending December 31, 2008 through 2012 (except as indicated otherwise, the 2008 volumes reflect daily volumes for the period from October 1, 2008 through December 31, 2008):
Natural Gas

Instrument		Avg. Price	MMBtu per day
Type	Index	$/MMBtu	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Natural Gas Purchases
Swap	NY-HH	8.69	1,300	—	—	—	—	$(133)

Total Purchases			1,300	—	—	—	—

Natural Gas Sales
Swap	IF-HSC	8.09	2,328	—	—	—	—	206
Swap	IF-HSC	7.39	—	1,966	—	—	—	(262)

			2,328	1,966	—	—	—

Swap	IF-NGPL MC	8.86	6,964	—	—	—	—	2,613
Swap	IF-NGPL MC	9.18	—	6,256	—	—	—	4,515
Swap	IF-NGPL MC	8.86	—	—	5,685	—	—	2,061
Swap	IF-NGPL MC	7.34	—	—	—	2,750	—	(485)
Swap	IF-NGPL MC	7.18	—	—	—	—	2,750	(539)

			6,964	6,256	5,685	2,750	2,750

Swap	IF-Waha	8.91	7,389	—	—	—	—	2,330
Swap	IF-Waha	8.73	—	6,936	—	—	—	3,482
Swap	IF-Waha	7.52	—	—	5,709	—	—	(631)
Swap	IF-Waha	7.36	—	—	—	3,250	—	(520)
Swap	IF-Waha	7.18	—	—	—	—	3,250	(615)

			7,389	6,936	5,709	3,250	3,250

Total Swaps			16,681	15,158	11,394	6,000	6,000

Floor	IF-NGPL MC	6.55	1,000	—	—	—	—	172
Floor	IF-NGPL MC	6.55	—	850	—	—	—	186

			1,000	850	—	—	—

Floor	IF-Waha	6.85	670	—	—	—	—	92
Floor	IF-Waha	6.55	—	565	—	—	—	111

			670	565	—	—	—

Total Floors			1,670	1,415	—	—	—

Total Sales			18,351	16,573	11,394	6,000	6,000

								$12,583

NGLs

Instrument		Avg. Price	Barrels per day
Type	Index	$/gal	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
NGL Sales
Swap	OPIS-MB	1.44	7,080	—	—	—	—	$6,282
Swap	OPIS-MB	1.32	—	6,248	—	—	—	11,733
Swap	OPIS-MB	1.27	—	—	4,809	—	—	8,603
Swap	OPIS-MB	0.92	—	—	—	3,400	—	(8,470)
Swap	OPIS-MB	0.92	—	—	—	—	2,700	(5,515)

Total Swaps			7,080	6,248	4,809	3,400	2,700

Floor	OPIS-MB	1.44	—	—	—	199	—	978
Floor	OPIS-MB	1.43	—	—	—	—	231	1,247

Total Floors			—	—	—	199	231

Total Sales			7,080	6,248	4,809	3,599	2,931

								$14,858

Condensate

Instrument		Avg. Price	Barrels per day
Type	Index	$/Bbl	2008	2009	2010	2011	2012	Fair Value
								(In thousands)
Condensate Sales
Swap	NY-WTI	70.68	384	—	—	—	—	$(1,054)
Swap	NY-WTI	69.00	—	322	—	—	—	(3,823)
Swap	NY-WTI	68.10	—	—	301	—	—	(3,643)

Total Swaps			384	322	301	—	—

Floor	NY-WTI	60.50	55	—	—	—	—	1
Floor	NY-WTI	60.00	—	50	—	—	—	24

Total Floors			55	50	—	—	—

Total Sales			439	372	301	—	—

								$(8,495)

     These contracts may expose us to the risk of financial loss in certain circumstances. The Partnership’s hedging arrangements provide protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which the Partnership has hedged, it will receive less revenue on the hedged volumes than it would receive in the absence of hedges

Customer Hedges
     As of September 30, 2008, the Partnership had the following commodity derivative contracts directly related to short-term fixed price arrangements elected by certain of its customers in various natural gas purchase and sale agreements:

		Instrument
Period	Commodity	Type	Daily Volume		Average Price		Index	Fair Value
								(In thousands)
Purchases
Oct 2008 - Dec 2008	Natural gas	Swap	14,630	MMBtu	$8.07	per MMBtu	NY-HH	$(788)
Jan 2009 - Dec 2009	Natural gas	Swap	1,890	MMBtu	9.94	per MMBtu	NY-HH	(1,238)
Apr 2010 - Jun 2010	Natural gas	Swap	326	MMBtu	8.25	per MMBtu	NY-HH	(3)
Sales
Oct 2008 - Dec 2008	Natural gas	Fixed price sale	14,630	MMBtu	8.07	per MMBtu	NY-HH	788
Jan 2009 - Dec 2009	Natural gas	Fixed price sale	1,890	MMBtu	9.94	per MMBtu	NY-HH	1,238
Apr 2010 - Jun 2010	Natural gas	Fixed price sale	326	MMBtu	8.25	per MMBtu	NY-HH	3

								$(0)

     The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.
Interest Rate Swaps
     As of September 30, 2008, the Partnership had $390 million outstanding under its senior secured credit facility, with interest accruing at a base rate plus an applicable margin. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates the Partnership has entered into interest rate swaps and interest rate basis swaps that effectively fix the base rate on $300 million in borrowings as shown below:

		Notional
Expiration Date	Fixed Rate	Amount	Fair Value
			(In thousands)
01/24/2011	3.91%	$100 million	$(1,334)
01/24/2012	3.75%	200 million	(389)

			$(1,723)

     The Partnership has designated all interest rate swaps and interest rate basis swaps as cash flow hedges. Accordingly, unrealized gains and losses relating to the swaps are deferred in OCI until interest expense on the related debt is recognized in earnings.
Note 9 — Commitments and Contingencies
Environmental
     For environmental matters, we record liabilities when remedial efforts are probable and the costs can be reasonably estimated in accordance with the American Institute of Certified Public Accountants Statement of Position 96-1, “Environmental Remediation Liabilities.” Environmental reserves do not reflect management’s assessment of the insurance coverage that may be applicable to the matters at issue. Management has assessed each of the matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. This liability was transferred as part of the assets contributed to the Partnership at the time of its initial public offering.
     Our environmental liability, primarily for ground water assessment and remediation, was less than $0.1 million as of September 30, 2008.

Litigation
     On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc., and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU system from ConocoPhillips, and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal, and on May 6, 2008 filed its appellant’s brief with the 14th Court of Appeals in Houston, Texas. Targa filed its appellee’s brief on June 26, 2008 and WTG filed a reply on August 13, 2008. Targa is contesting the appeal, but can give no assurances regarding the outcome of the proceeding. Targa has agreed to indemnify the Partnership for any claim or liability arising out of the WTG suit.
Note 10 — Share-Based Compensation
     TR GP has adopted a long-term incentive plan (“the Plan”) for its employees, consultants and directors and affiliates who perform services for us. We account for awards under the Plan utilizing the fair value recognition provisions of SFAS 123R, “Share-Based Payment.”
Non-Employee Director Grants
     On March 25, 2008, TR GP made equity-based awards of 16,000 restricted common units of the Partnership (2,000 restricted common units in the Partnership to each of the Partnership’s non-management directors and to each of Targa Resources Investments Inc.’s independent directors) under the Plan. The awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date.